Exhibit 99.1
                                                                    ------------
                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                                            Timothy Kasmoch, CEO
                                                 info@nviro.com   (419) 535-6374
                                                 --------------


       N-Viro International Announces First Quarter 2006 Financial Results

Toledo, Ohio, Wednesday, May 17, 2006 - N-Viro International Corp. (OTC BB/NVIC.OB) announced today the Company's financial results for the first quarter ended March 31, 2006. The Company lost approximately $132,000, or $0.04 per share, for the three months ended March 31, 2006, on revenues of $1.03 million.

"Although our book loss was over $131,000, over $144,000 in non-cash expenses were recorded in the quarter for amortization, depreciation, restricted stock and stock options, which are now required to be recorded to our books under expected new accounting rules, starting in the first quarter of 2006", stated Tim Kasmoch, President and Chief Executive Officer.

"For the last two months we have successfully sold our N-Viro Soil product to an expanding market, a market in which we are now selling it for a profit - something we had never done in our history, as this has always been a net cost of disposal at our Toledo facility. We plan on continuing this upwards trend and generating real market value for what we believe is a first class product that will continue its maturation during 2006. Our other technologies are also generating interest which we are working to capitalize on to bring in brand new sources of revenue," concluded Kasmoch.

About  N-Viro
-------------
N-Viro International Corporation develops and licenses its technology to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
                           -------------                         --------------

Forward  Looking  Statements
----------------------------
The Company cautions that words used in this document such as "expects," "anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely


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
affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.





                        N-Viro International Corporation
                      Consolidated Statements of Operations


                                          Three Months Ended March 31
                                                2006         2005
                                             -----------  -----------
Revenues                                     $1,028,819   $1,136,446

Cost of revenues                                676,726      789,296
                                             -----------  -----------

Gross Profit                                    352,093      347,150

Operating expenses                              481,492      349,162
                                             -----------  -----------

Operating loss                                 (129,399)      (2,012)

Nonoperating income (expense)                    (2,110)     (61,770)
                                             -----------  -----------

Loss before income taxes                       (131,509)     (63,782)

Federal and state income taxes                        -            -
                                             -----------  -----------

Net loss                                     $ (131,509)  $  (63,782)
                                             ===========  ===========


Basic and diluted loss per share             $    (0.04)  $    (0.02)
                                             ===========  ===========

Weighted average common shares outstanding    3,694,726    3,447,804
                                             ===========  ===========



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